Exhibit 99.3

FOR IMMEDIATE RELEASE                                                                                                October 16, 2003

Royal Bancshares of Pennsylvania Announces Two Board Appointments:
Chairman and a Director

(Narberth, PA) – Royal Bancshares of Pennsylvania, Inc., parent company of Royal Bank of Pennsylvania, is pleased to announce the appointment of Robert R. Tabas as Chairman of the Board of Directors and Linda Tabas Stempel as a Director.

Robert R. Tabas takes over as Chairman replacing his father Daniel M. Tabas, who passed away on September 12, 2003. Robert Tabas has been associated with Royal Bank of Pennsylvania since 1983 and currently holds the title of Senior Vice President with day-to-day responsibilities in the lending department as Chief Lender for Philadelphia and New Jersey. Robert has served as Vice Chairman for the Board of Directors of Royal Bancshares of Pennsylvania since 1999.

A 1977 graduate of the University of Pennsylvania’s Wharton School, Robert is married to Dr. Janine G. Tabas and is the father of two children. He currently resides in Bryn Mawr, Pennsylvania. Robert’s civic activities include a Committee Chairmanship with Federation Housing, Inc., an organization that develops and owns affordable housing for the elderly and membership in the Golden Slipper Club and Charities, a group that runs a summer camp for underprivileged children, a nursing home and a daycare center for seniors.

Linda Tabas Stempel’s appointment to the Board of Directors comes after serving for 8 years as the Director of Investor Relations for Royal Bank of Pennsylvania. During her business career she has held positions in various family-related enterprises and as a stockbroker with Smith Barney and Reynolds Securities.

A 1973 graduate of the University of Pennsylvania, Mrs. Stempel is married to Royal Bank of Pennsylvania Senior Vice President Murray Stempel III. The couple are parents to three children and currently reside in Haverford, Pennsylvania. Linda’s civic activities include work with United Cerebral Palsy and the Children’s Hospital of Philadelphia.

“The appointment of Robert Tabas as Chairman and Linda Stempel to our Board continues their late father’s vision for the future of our Bank,” commented Joseph P. Campbell, President/CEO of Royal Bank of Pennsylvania.

Royal Bank of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 16 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey, including a new state-of-the-art branch in Turnersville, New Jersey (operating under the name Royal Bank of America). The bank offers a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages and Internet Banking available at www.royalbankpa.com.